Exhibit 99.1

WEX Extends Its Existing Fuel-Price Risk Management Program

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--December 14, 2012--WEX Inc. (NYSE: WXS), a leading international provider of physical, digital and virtual corporate card payment solutions, announced today that it has extended its existing fuel-price risk management program through the second quarter of 2014.

On December 10, 2012, the Company purchased instruments to cover a portion of its anticipated domestic fuel-price-related earnings exposure for the fourth quarter of 2013, and first and second quarters of 2014. At this time, WEX has hedged approximately: 60% of its exposure through the fourth-quarter of 2013, 40% of its first-quarter 2014 exposure and 20% of its second-quarter 2014 exposure. Going forward, the Company intends to hedge approximately 60% of its domestic fuel-price-related earnings exposure in every quarter on a rolling basis.

The instruments are designed to enhance the visibility and predictability of the Company's future earnings. The program uses instruments that create a "costless collar" based upon both the U.S. Department of Energy's weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The December purchase locked in a fuel price range of approximately $3.26 to $3.32 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014
Average low end of range	3.46	3.42	3.44	3.47	3.36	3.34	3.26
Average top end of range	3.52	3.48	3.50	3.53	3.42	3.40	3.32
Approximate % locked in	80%	80%	80%	60%	60%	40%	20%

WEX Inc. (NYSE: WXS) is a leading international provider of physical, digital and virtual corporate card payment solutions. From its roots as a pioneer in fleet card payments in 1983, WEX now provides its more than 350,000 customers ― representing more than 6.9 million cardholders ― with exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,300 associates. For more information about WEX, please visit wexinc.com.

This news release contains forward-looking statements, including statements regarding WEX’s belief that it has purchased instruments to cover varying percentages of its anticipated fuel-price-related earnings exposure through the second quarter of 2014; intention to hedge approximately 60% of its domestic fuel-price-related earnings exposure in every quarter, on a rolling basis; and belief that the instruments will enhance the visibility and predictability of the Company's future earnings. When used in this press release, the words "may," "will," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this news release: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion and integration efforts and any failure of those efforts; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation liability, or loss of relationships with customers or merchants; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report on Form 10-K filed with SEC on February 28, 2012 and any subsequent securities filings. Our forward-looking statements and these factors do not reflect the potential future impact of any merger, acquisition or disposition. The forward-looking statements speak only as of the date of the initial filing of this news release and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com